Exhibit 4.4

EXCHANGE AGENT AGREEMENT

THIS EXCHANGE AGENT AGREEMENT dated as of February 24, 2012 (the “Agreement”) is by and between Inuvo, Inc., a Nevada corporation (the “Parent”) and Colonial Stock Transfer Co, Inc., a Utah corporation (the “Colonial”).

RECITALS

WHEREAS, the Parent proposes to acquire Vertro, Inc., a Delaware corporation (the “Company”) by means of a merger (the “Merger”) of Anhinga Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) with and into the Company with the Company as the surviving entity and a wholly-owned subsidiary of the Parent pursuant to an Agreement and Plan of Merger dated October 16, 2011, by and among Parent, Merger Sub, and the Company (the “Merger Agreement”).

WHEREAS, pursuant to the Merger Agreement, each issued and outstanding share of common stock, par value $0.005 per share, of the Company outstanding immediately prior to the Effective Time (as hereinafter defined) (the “Company Common Stock”) shall thereupon be canceled and, subject to the provisions of the Merger Agreement, shall be automatically converted into the right to receive 1.546 fully paid and nonassessable shares of Parent’s common stock, par value $0.001 per share, as may be adjusted prior to the Effective Time (the “Parent Common Stock”), (such Parent Common Stock, together with any cash paid in respect of fractional shares in accordance with the Merger Agreement, the “Merger Consideration”).  The time at which the Merger becomes effective is referred to in the Merger Agreement and herein as the “Effective Time.”

WHEREAS, the Parent is desirous of engaging Colonial to act as exchange agent (the “Exchange Agent”) in the Merger pursuant to the terms and conditions of this Agreement, and Colonial has agreed to accept such engagement pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parent and Colonial agree as follows:

1.           Appointment of Exchange Agent; Reservation of Shares; Deposit of Funds.

a.           Subject to the provisions hereof, Parent hereby appoints Colonial, and Colonial hereby agrees to act, as the Exchange Agent for purposes of receiving, accepting for delivery and otherwise acting upon exchange of shares of the Company Common Stock in accordance with the Letter of Transmittal (as hereinafter defined), and with the terms and conditions contained in the Merger Agreement.

b.           The Parent will notify Colonial of the Effective Time in writing.  On the first business day immediately following the Effective Time, Colonial will send to each holder of record of shares of the Company Common Stock as of the Effective Time a letter of transmittal in the form attached hereto as Appendix A (the “Letter of Transmittal”) for use in the exchange of certificates representing shares of the Company Common Stock for the Merger Consideration (the “Exchange”).

c.           As of the Effective Time, Colonial is hereby irrevocably authorized and instructed and agrees, as Exchange Agent and the Parent’s transfer agent and registrar of the Parent Common Stock, to issue in the name of each holder of certificates representing shares of Company Common Stock surrendered to it in accordance with this Agreement, or in the name of the person designated by such holder in accordance with special instructions in the Letter of Transmittal, the number of whole shares of Parent Common Stock equal to 1.546 shares for every share of Company Common Stock so surrendered, as may be adjusted prior to the Effective Time, and to promptly deliver the certificate representing the whole number of shares of Parent Common Stock that such holder has a right to receive, together with any amount payable in cash to such holder in lieu of any fractional shares of Parent Common Stock in accordance with delivery instructions in the Letter of Transmittal.  Each of the shares of Parent Common Stock issued in accordance with this Agreement shall be newly issued shares of Parent Common Stock.

d.           As soon as practical following the Effective Time, the Parent shall deliver to Colonial by wire transfer a cash amount sufficient to make payments in lieu of fractional shares of Parent Common Stock that otherwise would be issuable in accordance with the Merger Agreement.  In accordance with the Merger Agreement, Colonial is hereby instructed that the cash payment for fractional shares (after aggregating all fractional shares issuable to a single holder) is the dollar amount (rounded to the nearest whole cent), without interest, in an amount equal to the product obtained by multiplying (x) the fractional share interest to which such holder (after taking into account and aggregating all shares of Company Common Stock represented by all certificates surrendered by such holder) would otherwise be entitled by (y) the closing price for a share of Parent Common Stock on the NYSE Amex on the last trading day immediately preceding the Effective Time.

2.           Exchange of Merger Sub Shares.

a.           In connection with Colonial’s appointment as Exchange Agent, the following documents have been, or will be delivered to Colonial by the Parent at least five (5) calendar days prior to the Effective Time:

(i)           Letter of Transmittal, to be used by holders of shares of Company Common Stock in effecting the Exchange;

(ii)           Letter from Parent to holders of shares of Company Common Stock; and

(iii)           guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

b.           Colonial is hereby authorized, and it hereby agrees, to act as follows to effect the Exchange:

(i)           to prepare or have prepared mailing packages to each holder of record of Company Common Stock as of the close of business on the date of the Effective Time containing the items set forth in subparagraph (ii) below;

(ii)           to furnish, by mailing first-class within one (1) business day after the Effective Time, to all holders of record of Company Common Stock as of the close of business on the date of the Effective Time (which list shall be furnished by Interwest Transfer Company, Inc., as the current transfer agent for the Company), a copy of each of the documents listed in Paragraph 2(a) hereof, together with a return envelope, and to deliver additional copies of such documents to any record holder of shares of Company Common Stock so requesting;

(iii)           to receive and examine each Letter of Transmittal and certificate(s) representing shares of Company Common Stock delivered or mailed to Colonial to determine whether or not all requirements necessary to constitute a valid surrender, as set forth in the Letter of Transmittal and in the Merger Agreement, have been met.  All certificates for Company Common Stock must be surrendered on the terms and conditions set forth in the Letter of Transmittal and in the Merger Agreement, unless waived by an authorized officer of Parent as set forth in subparagraph (v) below; provided, that in the case of persons or entities alleging loss, theft or destruction of certificate(s) representing shares of Company Common Stock, delivery to Parent of a bond, in such reasonable amount as Parent may direct, identifying Parent and Colonial as “Obligees,” or an indemnity agreement in form reasonably satisfactory to Parent, together with an affidavit of loss, shall constitute delivery of share certificate(s) for purposes of the Exchange; provided, further, in the event any Letter of Transmittal has been improperly completed or executed or if the certificate(s) for shares of Company Common Stock accompanying such Letter of Transmittal do not bear any requisite endorsements or signature guarantee or are not accompanied by any appropriate stock power, or if some other irregularity in connection with the purported surrender exists, Colonial will endeavor to take such actions as it believes necessary and appropriate to cause such irregularity or defect to be corrected; it being understood that the determination to waive any irregularities or conditions to surrender shall be made by an authorized officer of Parent as set forth in subparagraph (v) below, after consultation with Colonial, and such determination shall be final and binding;

(iv)           to record (including day, month and approximate time of receipt) and to cancel in accordance with subparagraph (viii) below, subject to any further instructions from Parent, all surrendered shares of Company Common Stock received by Colonial and determined to have been validly surrendered;

(v)           to follow and to act upon any reasonable amendments, modifications or supplements to, or waivers of, these instructions, and upon any further reasonable instructions in connection with the Exchange, any of which may be given to Colonial in writing by Parent’s Chief Financial Officer or such other person or persons as Parent shall designate in writing;

(vi)           to return to the surrendering holders any certificate(s) that were not properly surrendered and as to which the irregularities or defects were not cured or waived;

(vii)           to confirm that:

(A)           each Letter of Transmittal is duly endorsed by the registered holder of the certificate representing the shares of Company Common Stock being surrendered thereby in exactly the same way as the name appears on the face thereof without any change or alteration, or must be accompanied by proper stock power so endorsed, except as provided in subparagraph (B) hereof;

(B)           the signature of the endorser are guaranteed as specified in the Letter of Transmittal;

(C)           when the endorsement is executed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the person should so indicate when signing the endorsement and must give his or her full title in such capacity, and proper evidence satisfactory to the Exchange Agent of the authority of such person must be submitted to the Exchange Agent with the certificate(s) representing the shares of Company Common Stock;

(D)           in the case of joint ownership, all joint owners sign the Letter of Transmittal; and

(E)           no stock transfer taxes will arise by reason of the Exchange or will be collectible by Colonial; provided, however, that it will be a condition to the issuance of any check in any name other than the name in which the surrendered certificate(s) representing shares of Company Common Stock is registered that the person requesting the issuance of such check either pay to Colonial any transfer or other taxes required by reason of such issuance or establish to Parent’s satisfaction that such tax has been paid or is not applicable;

(viii)           to mark “CANCELED” (or otherwise indicate the same) and deliver to Parent all certificates representing shares of Company Common Stock received pursuant hereto, together with any related stock powers and other documents;

(ix)           all information as to the Exchange of Company Common Stock shall be held in strict confidence by Colonial and all its officers, employees, representatives and agents; and

(x)           to accept and respond to all telephone requests for information relative to the exchange of certificates in connection with the Merger.

c.           If, as of the date 180 calendar days after the date of the Effective Time, there remain any holders of Company Common Stock who have not surrendered their certificates for payment of the Merger Consideration pursuant to the Merger Agreement, Colonial shall return, to the extent permitted by law, to Parent any funds and any shares of Parent Common Stock held by Colonial for the benefit of holders of Company Common Stock (including any interest or other income resulting from the investment of such funds) and deliver to Parent any certificates or other documents received by Colonial pursuant to this Agreement or otherwise from any holder of Company Common Stock after such time. Upon receipt, Parent shall be solely responsible for satisfaction of any claims for receipt of Merger Consideration in accordance with the Merger Agreement

3.           Additional Duties of Exchange Agent. As the Exchange Agent, Colonial:

a.           shall have no duties or obligations other than those specifically set forth herein;

b.           shall not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of (i) the Exchange, (ii) any certificate(s) representing shares of Company Common Stock, Letters of Transmittal or documents deposited with Colonial, (iii) any documents prepared by Parent in connection with the Exchange, or (iv) any signatures or endorsements, other than Colonial’s own;

c.           shall not be obligated to take any legal action hereunder that might, in Colonial’s judgment, involve any expense or liability unless Colonial has been furnished with a reasonable indemnity by Parent;

d.           may rely on and shall be protected in acting on the written instructions of any officer of Parent authorized to give instructions under Paragraph 2(b)(v) hereof with respect to any matter relating to Colonial’s actions as Exchange Agent specifically covered by this Agreement;

e.           may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to Colonial and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

f.           shall not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement, and shall have no responsibility with respect to the use or application of any property delivered by Colonial pursuant to the provisions hereof, other than to issue and distribute the certificates for the shares of Parent Common Stock and to distribute the cash in lieu of fractional shares pursuant to this Agreement;

g.           may consult counsel satisfactory to Colonial (including counsel for Parent), and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Colonial hereunder in good faith and in accordance with the advice or opinion of such counsel; and

h.           shall not be liable for anything which Colonial may do or refrain from doing in connection with this Agreement, except for its own gross negligence, willful misconduct or bad faith.

4.           Compensation. Colonial shall be entitled to receive payment from Parent for fees, costs and expenses for appropriate services rendered by it hereunder in accordance with Exhibit A to this Agreement.  Parent shall reimburse Colonial on demand for all losses, liabilities, damages, disbursements, advances or expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel, advisor and agent fees and disbursements.  The obligations contained in this Section shall survive the termination of this Agreement and the resignation or removal of Exchange Agent.

5.           Indemnification.

a.           The Parent covenants and agrees to indemnify and hold harmless Colonial, its directors, officers and employees (the “Indemnified Persons”) from and against any and all losses, damages (excluding consequential and incidental damages or lost profits), liabilities, costs or expense (including reasonable attorneys’ fees and expenses and court costs), arising out of or attributable to its acceptance of its appointment and execution and performances of its duties as the Exchange Agent hereunder, provided, however, that such indemnification shall not apply to losses, damages, liabilities, costs or expenses finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Indemnified Persons hereunder (which gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

b.           Colonial shall notify the Parent in writing of any written asserted claim against Colonial or of any other action commenced against Colonial promptly after Colonial shall have received any such written assertion or shall have been served with a summons in connection therewith.  The Parent shall be entitled to participate at its own expenses in the defense of any such claim or other action and, if the Parent so elects, the Parent may assume the defense of any pending or threatened action against Colonial in respect of which indemnification may be sought hereunder; provided, however, that the Parent shall not be entitled to assume the defense of any such action if the named parties to such action includes the Parent and Colonial and representation of the parties by the same legal counsel would, in the written opinion of counsel for Colonial, be inappropriate due to actual or potential conflicting interests between them.

c.           Colonial agrees that, without the prior written consent of the Parent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement, whether or not any Indemnified Person is an actual or potential party to such claim, action or proceeding.

d.           The provisions of this Section 5 shall survive the resignation or removal of Colonial and the termination of this Agreement.

6.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nevada, without any application of the principles of conflicts of laws.  If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.  Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Pinellas County in the State of Florida.  The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Pinellas County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Pinellas County, Florida, has been brought in an inconvenient forum.

7.           Notice. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Parent:                                                      15550 Third Avenue,
Suite 300
Clearwater, FL  33760
Facsimile:  (727) 683-9342
Attention:  Wallace D. Ruiz, Chief Financial Officer

With copies to:                                                    143 Varick Street
New York, New York 10013
Facsimile:  (212) 736-9121
Attention:  John B. Pisaris, General Counsel

Schneider Weinberger LLP
2200 Corporate Boulevard, N.W.
Suite 210
Boca Raton, FL  33431
Facsimile:  (561) 362-9612
Attention:  James M. Schneider, Esq.

If to Colonial:                                                                Colonial Stock Transfer Company, Inc.
66 Exchange Place, Suite 100
Salt Lake City, UT 84111
Facsimile: (801) 355-6505
Attention:  Kathy Carter

8.           Assignment; Amendment. No party may transfer or assign its rights or responsibilities under this Agreement without the prior written consent of the other parties hereto.  This Agreement may be amended only in writing signed by all parties.

9.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

10.           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefits or remedy of any nature whatsoever under or by reason of this Agreement.  Without limitation to the foregoing, the parties hereto expressly agree that no stockholder of the Parent or the Company shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.           Termination; Term. Either the Parent or Colonial may terminate this Agreement upon 30 days prior written notice to the other party.  Unless so terminated, this Agreement shall continue in effect until Parent has received all remaining certificates and funds held by you for the benefit of holders of Company Common Stock (including any interest or other income resulting from the investment of such funds) that are distributed to Parent by Colonial 180 days after the date of the Effective Time in accordance with this Agreement.  In the event of earlier termination by either party, Parent will promptly retain a successor exchange agent with comparable qualifications as those of Colonial (the “Successor Exchange Agent”) and inform Colonial of the name and address of the Successor Exchange Agent so retained, provided that no failure by Parent to retain such a Successor Exchange Agent shall affect the termination of this Agreement or Colonial’s discharge as Exchange Agent hereunder.  Upon any such termination, Colonial shall be relieved and discharged of any further responsibilities with respect to its duties hereunder.  Upon any such termination, Colonial shall promptly disburse to Parent or its designee all certificates and funds held by you for the benefit of holders of Company Common Stock (including any interest or other income resulting from the investment of such funds) and forward to Parent or its designee any certificates for Company Common Stock, Letters of Transmittal or other documents that it may receive after its appointment has so terminated.

12.           USA Patriot Act.  Parent shall provide to Colonial such information as Colonial may reasonably require to permit Colonial to comply with its obligations under the federal USA PATRIOT Act (Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT

Inuvo, Inc.

By:
Wallace D. Ruiz,
Chief Financial Officer

EXCHANGE AGENT

Colonial Stock Transfer Company, Inc.,

By:
Name:
Title:

Draft # 1 - December 1, 2011

Appendix A

[FORM OF LETTER OF TRANSMITTAL]

Draft # 1 - December 1, 2011

Exhibit A

Fees

Parent will pay Colonial the following

•	$35 per certificate exchanged, and
•	printing and mailing costs as quoted

Company stockholders will be responsible for any charges for additional certificates received or additional services required.

In addition, there may be other unforeseen special handling charges.  Colonial will notify the Parent in advance if any such charges are necessary.

Draft # 1 - December 1, 2011

LETTER OF TRANSMITTAL

TO ACCOMPANY CERTIFICATES REPRESENTING SHARES OF VERTRO, INC. COMMON STOCK

IN EXCHANGE FOR SHARES OF COMMON STOCK OF INUVO, INC.

On February 29, 2012 the stockholders of Vertro, Inc. (“Vertro”) approved the merger with Inuvo, Inc., (“Inuvo”) pursuant to which Vertro became a wholly owned subsidiary of Inuvo.  Pursuant to the terms and conditions of the Agreement and Plan of Merger, each outstanding share of Vertro common stock has been converted into the right to receive 1.546 shares of Inuvo common stock. Inuvo will not issue any fractional shares of Inuvo common stock in exchange for shares of Vertro common stock.  Instead, each holder of a fractional share interest will be paid an amount in cash (without interest) equal to the fractional share interest multiplied by $0.90, which was the closing price of a share of Inuvo common stock on the NYSE Amex, LLC on the last trading day immediately preceding the effective time of the merger. This Letter of Transmittal is being sent to you in connection with merger. Colonial Stock Transfer Co., Inc. is acting as Exchange Agent (“Exchange Agent”) for Vertro and Inuvo.  In order to receive shares of Inuvo’s common stock, and any payment for a fractional share, please sign this Letter of Transmittal on both sides of this form and mail or deliver this completed Letter of Transmittal, or a copy thereof, in accordance with the instructions on the next page, together with the certificate(s) representing your shares of Vertro, to:

COLONIAL STOCK TRANSFER CO., INC.
66 EXCHANGE PLACE, SUITE 100 SALT LAKE CITY, UTAH 84111

DESCRIPTION OF SHARES SURRENDERED (Please fill in. Attach separate schedule if needed)
Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections	Certificate No(s)	Number of Shares

TOTAL SHARES F

The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) for exchange.  If I am entitled to receive a cash payment in lieu of a fractional share, please issue the check in the name shown above and mail to the above address unless instructions are given in the boxes below.

FOR TELEPHONE ASSISTANCE PLEASE CALL: Toll Free (877) 285-8605 or (801) 355-5740
Method of delivery of the certificate(s) is at the option and risk of the owner thereof.    See Instruction 1.
If your certificate(s) have been lost, stolen, misplaced or mutilated contact Colonial Stock Transfer at 801-355-5740.
SPECIAL ISSUANCE INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if the Inuvo shares are to be issued in a name which differs from the name on the surrendered certificate(s) representing Vertro shares.  Issue to:
Name:    ____________________________________________
Address: ____________________________________________
               ____________________________________________
(Please also complete Substitute Form W-9 on the reverse AND see instructions regarding signature guarantee. See Instructions 3 ,4 and 6)

Complete ONLY if  the Inuvo shares are to be mailed to some address other than the address reflected above.   Mail to:
Name:       _______________________________________
Address:  _______________________________________
                 _______________________________________

YOU MUST SIGN IN THE BOX BELOW.	Also:	Sign and provide your tax ID number on the back of this form
SIGNATURE(S) REQUIRED Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 3.
Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s).  If signature is by a trustee, executor, administrator, guardian,  attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title.   See Instructions 2, 3, or 4.
___________________________________________________
Registered Holder
___________________________________________________
Registered Holder
___________________________________________________
Title, if any
Date:  _________________     Phone No.:  ___________________

Unless the shares are tendered by the registered holder(s) of the common stock, or for the account of a member of a “Signature Guarantee Program” (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the above signature(s) must be guaranteed  by an Eligible Institution.  See Instruction 3.
______________________________________________
Authorized Signature
______________________________________________
Name of Firm
______________________________________________
Address of Firm - Please Print

INSTRUCTIONS FOR SURRENDERING CERTIFICATES
(Please read carefully the instructions below)

1. Method of Delivery:  Your original certificate(s) representing your shares of Vertro and the Letter of Transmittal must be sent or delivered to the Exchange Agent at COLONIAL STOCK TRANSFER CO, INC. 66 EXCHANGE PLACE, SUITE 100, SALT LAKE CITY, UT 84111.  Do not send them to Vertro or Inuvo. Delivery of certificates to be surrendered to the Exchange Agent is at the option and risk of the surrendering stockholder.  Delivery will be deemed effective only when received.  We suggest that certificate(s) be sent by registered mail with return receipt requested and properly insured.

2. Letter of Transmittal Required:  Surrender of certificate(s), Lost certificate(s):  You will not receive a certificate representing Inuvo shares unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, together with the original certificate(s) evidencing shares of Vertro and any required accompanying evidences of authority. If your certificate(s) has been lost, stolen, misplaced or destroyed, please contact Colonial Stock Transfer for replacement instructions at 801-355-5740.

If any of the surrendered certificates are in the name of two or more joint owners, all such owners must sign this Letter of Transmittal. The signature must correspond exactly with the name as written on the face of the surrendered certificate without alteration, enlargement or any change whatsoever.  If any surrendered certificates are in different names on several certificate(s), it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different names. Letters of Transmittal executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

3. Shares Issued in Different Name:  If the section entitled “Special Issuance Instructions” is completed then signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution which is a member in good standing of the Securities Transfer Agents’ Medallion Program.  If the surrendered Vertro certificate(s) are registered in the name of a person other than the signer of this Letter of Transmittal, or if issuance of the Inuvo shares is to be made to a person other than the signer of this Letter of Transmittal, or if the issuance of the Inuvo shares is to be made to a person other than the registered owner(s), then the surrendered certificate(s) must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

If the Inuvo shares are to be made to a person other than the person in whose name the surrendered certificate(s) is registered, it shall be a condition of issuance that the signer of this Letter of Transmittal shall pay any transfer or other taxes required by reason of the transfer to a person other than the registered holder of the surrendered Vertro certificate(s) or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

4. Special Issuance and Delivery Instructions:  Indicate the name and address in which the Inuvo certificate is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.  You are required to give the social security number or employer identification number of the record owner of the shares.  If Special Issuance Instructions have been completed, the stockholder named therein will be considered the record owner for this purpose.

5. Substitute Form W-9:  Under the Federal Income Tax Law, a non-exempt stockholder is required to provide the Exchange Agent with such stockholder’s correct Taxpayer Identification Number (“TIN”) on the Substitute Form W-9 below.  If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed Substitute Form W-9 guidelines for additional guidance on which number to report.  Failure to provide the information on the form may subject the surrendering stockholder to backup withholding on any cash payment.

The surrendering stockholder must check the box in Part III if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future.  If a TIN has been applied for and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold the required amount on all reportable payments to such surrendering stockholders of any cash consideration which may be due in lieu of fractional shares.

PAYER:    COLONIAL STOCK TRANSFER CO, INC.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service	Part I - PLEASE PROVIDE YOUR TIN AND TAXPAYER NAME IN THE SPACE AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW	Social Security No. or Employer Identification No. Taxpayer Name
Payer’s Request for Taxpayer Identification Number (TIN)	Part II - For Payees exempt from backup withholding, see the enclosed Guidelines For Certification of Taxpayers Identification Number on Substitute Form W-9 and complete as instructed therein.	Part III Awaiting TIN : ☐
Certification - Under penalties of perjury, I certify that:  (1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding  as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a U.S. resident alien).
Certification  Instructions -  You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return.  However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out item (2).

PLEASE SIGN HERE F	Signature ________________________________________________ Date _________________